Exhibit 99.1

J.P. Morgan
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM www.jpmorgan.com

Release : IMMEDIATE

J.P. Morgan Acquires New European Investment Bank Headquarters in London

Investment Bank purchases 25 Bank Street in Canary Wharf;

Treasury & Securities Services buys 60 Victoria Embankment

London, December 20, 2010 – J.P. Morgan today announced major real estate investments in London, including the acquisition of 25 Bank Street in Canary Wharf, which will become the new European headquarters of its Investment Bank in 2012. The firm has also agreed to purchase 60 Victoria Embankment, a London building that the firm has been leasing since 1991 and that currently accommodates the firm’s Treasury and Securities Services division.

“Even during the recession, we have continued to invest and grow our businesses internationally,” said Jamie Dimon, Chairman and CEO. “These properties are long-term investments and represent our continued commitment to London as one of the world’s most important financial centres.”

Completed in 2003, 25 Bank Street’s technology and infrastructure are specifically designed for a global financial institution. With more than one million square feet of space, the building will house J.P. Morgan’s entire Investment Bank, allowing for increased efficiencies, productivity and communication among employees who will sit together in one location. Currently, the Investment Bank is spread across four London properties.

“The opportunity for our Investment Bank to be located in one state-of-the-art building allows us to upgrade our operational capabilities and maintain our strong position in the region,” said Jes Staley, CEO of the Investment Bank.

J. Pierpont Morgan, a founder of the company, started his career in London and the firm has had a presence in the U.K. for more than a century. Today, J.P. Morgan has more than 11,000 employees based in London and a total of nearly 18,000 across the region who help provide capital, liquidity and advice to companies, institutions and governments. Since the start of 2009, J.P. Morgan has helped U.K.-based clients raise more than $340 billion in stocks and bonds and approximately $120 billion in loans, according to Dealogic.

Media contact: Brian Marchiony, 44-207-325-8504, brian.j.marchiony@jpmorgan.com

Investor contact: Lauren Tyler, 212-270-8205, lauren.m.tyler@jpmorgan.com

J.P. Morgan Chase & Co.

News Release

“These properties are among the most attractive pieces of real estate in London,” said Frank Bisignano, Chief Administrative Officer. “These buildings ensure that our employees will have the necessary technology, infrastructure and amenities to take our businesses forward.”

J.P. Morgan will also continue to work with the Canary Wharf Group in order to develop the Riverside South site at Canary Wharf for future use.

“This is very good news for London and for Canary Wharf,” said George Iacobescu, Chief Executive of Canary Wharf Group PLC. “J.P. Morgan is one of the largest and most prestigious banks in the world. This decision secures London as the European headquarters for J.P. Morgan and is a huge boost for the U.K. as the economic recovery starts.”

About J.P. Morgan

J.P. Morgan is the investment banking arm of JPMorgan Chase & Co. (NYSE: JPM), a leading global financial services firm with assets of $2.1 trillion and operations in more than 60 countries. JPMorgan Chase is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. The firm serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about J.P. Morgan is available at www.jpmorgan.com.

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